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                                                                  Exhibit 23.2




The Board of Directors
Sonic Solutions:

We consent to incorporation by reference in the Form S-3 registration statement of Sonic Solutions of our report dated April 24, 1998, relating to the balance sheets of Sonic Solutions as of March 31, 1998, and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998, and the related financial statement schedule, which report appears in the March 31, 1998 annual report on Form 10-K of Sonic Solutions, and to the reference to our firm under the heading "Experts" in the registration statement.


                                  /s/ KPMG LLP


San Francisco, California
February 18, 1999